Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

May 13, 2021

Adicet Bio, Inc.

500 Boylston Street, 13th Floor

Boston, Massachusetts 02116

Re:Securities Being Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on May 13, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,153,840 shares (the “Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of Adicet Bio, Inc., a Delaware corporation (the “Company”). The Shares are being sold by the selling shareholders listed in the Registration Statement under "Selling Shareholders" (the “Selling Shareholders”). The Shares were originally purchased by the Selling Shareholders in a private placement transaction pursuant to Stock Purchase Agreement between the Company and the Selling Shareholders, dated February 12, 2021 (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the  Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Adicet Bio, Inc.

May 13, 2021

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER  LLP